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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                  SFAD ANNOUNCES
      VAR COMPUTER SERVICE BUSINESS ACQUISITION


July 28, 1998.  Safe Technologies International, Inc., whose
Executive Offices are based in Palm Beach, FL has entered into a Letter of Intent for a subsidiary business acquisition.

"To ensure the Company's growing needs for custom designed and assembled computer systems on the East Coast and to support the burgeoning growth expectations of SFAD's new Internet Child Care Centers, the Company is in process of acquiring - V-Prime Computers,Inc.," according to Barbara Tolley, CEO.

V-Prime, strategically located in Boca Raton, FL, for over 11 years, has an extensive client list and is known as a specialist in computer repairs, upgrades, networking and installation of custom computer systems and service for small businesses.

Ms. Tolley reports that "SFAD's Management Mission is that the Internet should be inter-woven into a profitable business as a practical application; thus, SFAD intends to integrate Internet Commerce into V-Prime's day to day transactions as a means of cost cutting, expediting parts orders, and improving customer communication, billing and service questions."

Additional plans for expansion include adding a Retail operation at the Boca Raton facility premises, i.e. Internet and Software
Training Classes and Web Site Development.

V- Prime will operate as an autonomous operating subsidiary, within SFAD's New Technology Division. SFAD's intentions are to roll up multiple computer companies through Acquisition.

Terms of the Acquisition were not disclosed. For further information, contact the Company.

Safe Technologies International, based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentration:
Internet products, services, software and Internet Directories; Marketing, Advertising, Digital Pre Press Graphics and Printing; customized Personal Computer systems and networks; Heath Care/Wellness and, Real Estate products, services and software.

SOURCE:   Safe Technologies International, Inc., (SFAD)
CONTACT:  Safe Technologies International, Inc., (SFAD)
TEL:      561-832-2700
EMAIL:    investor.relations@safetechnologies.com
HTTP://   www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for sfad products and services, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended March 31, 1998.